Exhibit 4.3

SECOND AMENDMENT TO THE
STOCKHOLDER PROTECTION RIGHTS AGREEMENT

This Second Amendment to the Stockholder Protection Rights Agreement, is made and entered into as of May 7, 2024 (this “Amendment”), by and between Citi Trends, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (the “Rights Agent”), and amends that certain Stockholder Protection Rights Agreement, dated as of December 6, 2023, by and between the Company and the Rights Agent, as amended by that certain Amendment to the Stockholder Protection Rights Agreement, dated as of February 28, 2024 (as amended, the “Rights Agreement”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, Section 5.4 of the Rights Agreement provides that the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement without the approval of any holders of the Rights prior to the Flip-In Date, in any respect;

WHEREAS, the Board of Directors of the Company has determined that it is desirable and in the best interests of the Company and its stockholders to terminate the Rights Agreement and the associated Rights; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.            Amendment and Restatement of Defined Term. The definition of “Expiration Time” set forth in Section 1.1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time; (iii) May 7, 2024, and (iv) immediately prior to the effective time of a consolidation, merger or statutory share exchange that does not constitute a Flip-Over Transaction or Event in which the Common Stock is converted into, or into the right to receive, another security, cash or other consideration.

2.            Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the respective meanings given to them in the Rights Agreement.

3.            Effect of Amendment. It is the intent of the Company and the Rights Agent that this Amendment constitutes an amendment of the Rights Agreement, as contemplated by Section 5.4 of the Rights Agreement. Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect; provided, however, that the effect of this Amendment is to terminate the Rights Agreement at the Expiration Time in accordance with Section 5.2 of the Rights Agreement. Unless the context clearly provides otherwise, any reference to “this Agreement,” the “Agreement” or the “Rights Agreement” shall be deemed to be a reference to the Rights Agreement, as amended hereby.

4.            Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Amendment and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

5.            Severability. If any term or provision of this Amendment or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

6.            Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts entered into, made within, and to be performed entirely within the State of Delaware, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of laws of any jurisdiction other than the State of Delaware; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into, made within, and to be performed entirely within such State.

7.            Counterparts. This Amendment may be executed in any number of counterparts (including by email, PDF or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.            Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CITI TRENDS, Inc.,
as the Company

By:	/s/ David N. Makuen
Name:	David N. Makuen
Title:	Chief Executive Officer

Equiniti Trust Company, LLC,
as the Rights Agent

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Senior Vice President, Director Relationship Management

Signature Page to

Second Amendment to the Stockholder Protection Rights Agreement